----------------------------------------------------------------------------

                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934


                                JULY 31, 2001

                               MAIL-WELL, INC.
           (Exact Name of Registrant as Specified in its Charter)

                                  COLORADO
               (State or Other Jurisdiction of Incorporation)

         1-12551                                     84-1250533
(Commission File Number)                (IRS Employer Identification Number)

                8310 S. VALLEY HWY. #400, ENGLEWOOD, CO 80112
             (Address of principal executive offices) (Zip Code)

                                303-790-8023
            (Registrant's telephone number, including area code)


----------------------------------------------------------------------------

ITEM 5.  OTHER EVENTS.

Please see the company's press release dated July 26, 2001, attached hereto as Exhibit A, and the transcript of the company's public conference call held on July 26, 2001, attached hereto as Exhibit B.

                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

                                               Mail-Well, Inc.
                                               ---------------
                                                 (Registrant)


                                               By: /s/Michel P. Salbaing
                                                   --------------------------
                                                   Michel P. Salbaing
                                                   Sr. Vice President and CFO
Date:    July 31, 2001

                                                                     Exhibit A

     On July 26, 2001 the Company announced the following:

                 MAIL-WELL ANNOUNCES SECOND QUARTER RESULTS

   * RESULTS FOR QUARTER COME IN AS FORECASTED
   * ENVELOPE SEGMENT'S OPERATING RESULTS 9% BETTER THAN LAST YEAR
   * IMPLEMENTATION OF STRATEGIC PLAN ON TRACK

ENGLEWOOD, CO - MAIL-WELL, INC. (NYSE: MWL) announced today the results for the quarter and six months ended June 30, 2001. As expected, the pro forma results of all the operations of the company before giving effect to the previously announced accounting for discontinued operations and the initial phase of our restructuring were $0.05 per share, on sales of $571 million during the second quarter, and $0.12 per share on $1,161 million in sales for the year to date.

For the quarter and year to date, the EBITDA was $49 million and $99 million, respectively, slightly ahead of previously announced projections. For the six months ended June 30, 2001, the company's operations have generated $91 million in free cash flow, also ahead of plan, all of which has been used to pay down debt. Before the impact of restructuring charges and discontinued operations, which resulted from the approval of our strategic plan, our debt-to-total capital ratio was 69%, down from 72% at the beginning of the year.

Actual results reported for the second quarter reflect the accounting required by the company's strategic plan. The loss recorded on the announced disposition of the Label and Printed Office Products segments was $76 million. Restructuring charges recorded in connection with the consolidation of certain Envelope plants and other restructuring programs totaled $17.7 million. As previously announced, our restructuring will continue through the fourth quarter of 2002 and additional charges will be recognized as necessary. The write-down of assets held for sale was $8.8 million. As a result, the company lost $93 million or $1.95 per share in the second quarter.

Paul Reilly, Chairman, President and CEO, stated, "Regarding the implementation of our new strategic plan, I am very pleased with the speed at which our strategic implementation teams have undertaken their tasks. I am confident we will exceed the savings opportunities incorporated in our short-term targets."

"We are pleased that in this economic environment, we have generated as much cash flow in six months as we did all of last year," he continued. "This represents $1.90 of cash flow per share. Under these economic conditions, it is also an achievement that our Envelope segment's operating results in the quarter were 9% above last year's."

                                   (more)

"It has been very gratifying to see the significant amount of interest from both strategic and financial potential buyers for our Label and Printed Office Products properties," he added. "It bodes well for our ability to complete the dispositions in a timely fashion and to apply the proceeds to reducing our long-term debt."

Mail-Well will hold a telephonic conference call today, Thursday, July 26th at 1:00 p.m. Eastern Daylight Time. The dial-in number is 800-474-8920 and the passcode number is 492714. To listen to the webcast, go to Www.mail-well.com or www.streetevents.com or www.companyboardroom.com
-----------------    --------------------    ------------------------

Mail-Well has been specializing in four growing multibillion-dollar market segments in the highly fragmented printing industry: commercial printing, envelopes, labels and printed office products. Mail-Well currently has approximately 15,000 employees and more than 140 printing facilities and numerous sales offices throughout North America and the United Kingdom. Mail-Well reported sales of $2.4 billion in 2000. The previously announced strategic plan will result in the company concentrating in its Envelope and Commercial Print segments where it holds today a leading position. The other segments will be exited. The company is headquartered in Englewood, Colo.

This press release may make forward-looking statements, which are subject to various uncertainties and risks that could affect their outcome. Factors which could cause or contribute to differences include, but are not limited to, the ability to execute strategic initiatives including the timely sale of certain assets at favorable prices, economic conditions, product demand and sales, ability to obtain assumed productivity and cost savings, interest rates, foreign currency exchange rates, paper and raw material costs and the ability to pass them through to customers, waste paper prices, postage rates, union relations, competition and competitors' actions, and changes in the direct mail industry. Please refer to the company's 10-K, 10-Qs and other SEC filings for a more detailed discussion of the risks. This press release does not constitute an offer to sell or solicitation of an offer to buy Mail-Well securities.


 NOTE: Webcast links, News Releases and other information on Mail-Well can be accessed at www.mail-well.com.
                                   -----------------


                                     ###

                                    MAIL-WELL, INC.
                              CONSOLIDATED BALANCE SHEETS
                                    ( $ MILLIONS )

                                                   JUNE 30, 2001   DECEMBER 31, 2000 *
                                                 ----------------  -------------------
Cash                                               $        0.2      $        0.1
Receivables, net                                          104.9             146.5
Investment in securitization                              123.0              75.4
Inventories, net                                          117.7             131.4
Net assets of discontinued operations                     304.3             405.5
Net assets held for sale                                   55.4               -
Other current assets                                       50.6              49.0
                                                 ----------------  ----------------
  Total current assets                                    756.1             807.9
                                                 ----------------  ----------------

Property, plant & equipment, net                          395.6             431.0
Goodwill & other intangibles, net                         365.7             389.1
Other assets, net                                          42.8              45.2
                                                 ----------------  ----------------
  Total                                            $    1,560.2      $    1,673.2
                                                 ================  ================

Current portion of long-term debt                          40.7              40.0
Other current liabilities                                 249.0             234.3
                                                 ----------------  ----------------
Current liabilities                                       289.7             274.3
                                                 ----------------  ----------------

Long-term debt                                            861.7             879.8
Deferred income taxes                                      89.9             107.0
Other long-term liabilities                                25.2              26.2

Shareholders' equity                                      293.7             385.9
                                                 ----------------  ----------------
  Total                                            $    1,560.2      $    1,673.2
                                                 ================  ================



* Restated for discontinued operations

                                                        MAIL-WELL, INC.
                                       CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                          THREE AND SIX MONTHS ENDED JUNE 30, 2001
                                           ( MILLIONS, EXCEPT PER SHARE AMOUNTS )

                                                                    THREE MONTHS ENDED JUNE 30,     SIX MONTHS ENDED JUNE 30,
                                                                    ---------------------------     -------------------------

                                                                        2001           2000             2001          2000
                                                                        ----           ----             ----          ----

Net sales                                                            $  418.3       $  442.1         $  851.3       $  876.8

Gross profit                                                             86.0           92.7            173.8          187.6
  Selling, administrative and other                                      61.1           61.5            123.9          118.8
  Amortization                                                            3.4            2.7              6.7            5.4
  Write-down of assets held for sale                                      8.8             --              8.8
  Restructuring charges                                                  17.7             --             17.7             --
                                                                   ------------   ------------     ------------   ------------
Operating income (loss)                                                  (5.0)          28.5             16.7           63.4
  Interest and other expense                                             14.3           17.1             29.6           30.8
                                                                   ------------   ------------     ------------   ------------
Income (loss) before income taxes                                       (19.3)          11.4            (12.9)          32.6
  Income taxes (benefit)                                                 (4.4)           3.9             (2.1)          12.6
                                                                   ------------   ------------     ------------   ------------
Net income (loss) from continuing operations                            (14.9)           7.5            (10.8)          20.0
Income from discontinued operations:
  Income (loss) from discontinued operations, net of tax                 (1.6)           3.7             (2.2)           7.6
  Loss on disposal, net of tax benefit                                  (76.0)            --            (76.0)            --
                                                                   ------------   ------------     ------------   ------------
Net income (loss) before extraordinary item                             (92.5)          11.2            (89.0)          27.6
  Extraordinary gain                                                       --             --               --            1.4
                                                                   ------------   ------------     ------------   ------------
Net income (loss)                                                    $  (92.5)      $   11.2         $  (89.0)      $   29.0
                                                                   ============   ============     ============   ============

ADDITIONAL INFORMATION:

EBITDA (pro forma before restructure and asset write-downs)          $   48.6       $   65.4         $   98.7       $  125.5


Weighted average shares - basic                                          47.5           49.3             47.5           49.3

Earnings (loss) per basic share from continuing operations*          $  (0.31)      $   0.15         $  (0.23)      $   0.41
Earnings (loss) per basic share from discontinued operations         $  (1.64)      $   0.08         $  (1.64)      $   0.15
Earnings (loss) per basic share from extraordinary item                    --             --               --       $   0.03
                                                                   ------------   ------------     ------------   ------------
  Earnings (loss) per share - basic                                  $  (1.95)      $   0.23         $  (1.87)      $   0.59


Weighted average shares - diluted                                        47.5           57.1             47.5           57.5

Earnings (loss) per diluted share from continuing operations*        $  (0.31)      $   0.15         $  (0.23)      $   0.39
Earnings (loss) per basic share from discontinued operations         $  (1.64)      $   0.07         $  (1.64)      $   0.13
Earnings (loss) per diluted share from extraordinary item                  --             --               --       $   0.03
                                                                   ------------   ------------     ------------   ------------
  Earnings (loss) per share - diluted                                $  (1.95)      $   0.22         $  (1.87)      $   0.55

* After impact of restructure charges and asset write-downs.
  See Supplemental Schedules I & II for pro forma earnings per share.

                                                        MAIL-WELL, INC.
                                                      SEGMENT INFORMATION
                                          THREE AND SIX MONTHS ENDED JUNE 30, 2001
                                                        ( $ MILLIONS )

                                                                   THREE MONTHS ENDED JUNE 30,      SIX MONTHS ENDED JUNE 30,
                                                                   ---------------------------      -------------------------

                                                                       2001          2000(1)           2001         2000(1)
                                                                       ----          -------           ----         -------

Net sales
  Commercial Printing                                                $  207.5       $  229.5         $  418.9       $  458.9
  Envelope                                                              210.8          212.6            432.4          417.9
                                                                   ------------   ------------     ------------   ------------
    Total net sales                                                     418.3          442.1            851.3          876.8

Operating income
  Commercial Printing                                                     6.5           14.9             12.7           31.1
  Envelope                                                               21.5           19.6             44.6           41.8
                                                                   ------------   ------------     ------------   ------------
    Total from operating segments                                        28.0           34.5             57.3           72.9

  Corporate services and other expenses                                  (3.1)          (3.3)            (7.4)          (4.1)
  Restructuring and asset write-downs                                   (26.5)            --            (26.5)            --
  Amortization                                                           (3.4)          (2.7)            (6.7)          (5.4)
                                                                   ------------   ------------     ------------   ------------
Total operating (loss) income                                        $   (5.0)      $   28.5         $   16.7       $   63.4
                                                                   ============   ============     ============   ============

(1) Net sales have been restated to include billed freight previously reported in cost of sales.

                                                           MAIL-WELL, INC.
                                     RECONCILIATION OF ACTUAL RESULTS WITH PRO FORMA RESULTS
                                            FOR THE THREE MONTHS ENDED JUNE 30, 2001
                                             ( MILLIONS, EXCEPT PER SHARE AMOUNTS )
SUPPLEMENTAL SCHEDULE I

                                                                                   ASSETS
                                                               DISCONTINUED       HELD FOR      RESTRUCTURE
                                              GAAP RESULTS      OPERATIONS          SALE          CHARGES      PRO FORMA RESULTS
                                              ------------     ------------     ------------    ------------   -----------------
Net sales                                       $  418.3         $  153.1         $    --         $     --         $  571.4
Operating expenses                                 423.3            147.9            (8.4)           (18.6)           544.2
                                              ------------     ------------     ------------    ------------     ------------
Operating income                                    (5.0)             5.2             8.4             18.6             27.2
Interest and other                                  14.3              8.0              --               --             22.3
Taxes                                               (4.4)             2.6             1.4              3.0              2.6
Income from discontinued operations                 77.6            (77.6)             --               --               --
                                              ------------     ------------     ------------    ------------     ------------
Net income                                      $  (92.5)        $   72.2         $   7.0         $   15.6         $    2.3
                                              ============     ============     ============    ============     ============

Earnings per share (loss)                       $  (1.95)                                                          $   0.05
                                              ============                                                       ============

EBITDA (pro forma before restructure and asset write-downs):
-----------------------------------------------------------

  Continuing operations                         $   35.2
  Discontinued operations                           13.4

                                              ------------
    Total                                       $   48.6
                                              ============

                                                           MAIL-WELL, INC.
                                     RECONCILIATION OF ACTUAL RESULTS WITH PRO FORMA RESULTS
                                             FOR THE SIX-MONTHS ENDED JUNE 30, 2001
                                             ( MILLIONS, EXCEPT PER SHARE AMOUNTS )
SUPPLEMENTAL SCHEDULE II

                                                                                    ASSETS
                                                               DISCONTINUED        HELD FOR     RESTRUCTURE
                                              GAAP RESULTS      OPERATIONS           SALE         CHARGES      PRO FORMA RESULTS
                                              ------------     ------------     ------------    ------------   -----------------
Net sales                                       $  851.3         $  309.4         $    --         $     --         $ 1,160.7
Operating expenses                                 834.6            279.6            (8.4)           (19.3)          1,086.5
                                              ------------     ------------     ------------    ------------     -------------
Operating income                                    16.7             11.8             8.4             19.3              56.2
Interest and other                                  29.6             14.8              --               --              44.4
Taxes                                               (2.1)             3.6             1.4              3.2               6.1
Income from discontinued operations                 78.2            (78.2)             --               --                --
                                              ------------     ------------     ------------    ------------     -------------
Net income                                      $  (89.0)        $   71.6         $   7.0         $   16.1         $     5.7
                                              ============     ============     ============    ============     =============

Earnings (loss) per share                       $  (1.87)                                                          $    0.12
                                              ============                                                       =============

EBITDA (pro forma before restructure and asset write-downs):
-----------------------------------------------------------

  Continuing operations                         $   71.1
  Discontinued operations                           27.6

                                              ------------
    Total                                       $   98.7
                                              ============


                            MAIL-WELL, INC.
                      SCHEDULE OF FREE CASH FLOW
                FOR THE SIX-MONTHS ENDED JUNE 30, 2001
                           ( IN MILLIONS )
SUPPLEMENTAL SCHEDULE III

Year-to-date EBITDA*                                        $  98.7
Cash paid for interest                                        (44.2)
Tax refunds received                                            0.7
Capital expenditures                                          (21.6)
                                                          -----------
                                                               33.6
Change in working capital                                      57.0
                                                          -----------

Free cash flow                                              $  90.6
                                                          ===========


Free cash flow per share:
  Cash flow per share from operations                       $  0.70
  Cash flow per share from working capital management       $  1.20
                                                          -----------
Free cash flow per share                                    $  1.90
                                                          ===========

*Excludes for impact of restructuring and asset write-downs

                                                                    Exhibit B

                                                               MAIL-WELL, INC.
                                                        Moderator: Paul Reilly
                                                          07-26-01/12:00 pm CT
                                                                        Page 1








                                MAIL-WELL, INC.

                            MODERATOR: PAUL REILLY
                                 JULY 26, 2001
                                  12:00 PM CT



Operator:         Good day and thank you for holding for Mail-Well's Second
         Quarter 2001 Earnings Release conference call. I would like to inform all parties that they will be in a listen-only mode until the question and answer session segment of today's conference. Also as a reminder, today's call is being recorded.

         And now at this time, I am pleased to turn the call over to Mr. Paul Reilly, Chairman, President, and CEO. Please go ahead, sir.

Paul Reilly:      Thank you, Sarah. Good day, ladies and gentlemen, and welcome to our second quarter conference call. Here with me today is Michel Salbaing, our CFO and Rob Meyer, our Vice President and Treasurer. Together, we will review the results of the quarter and starting to look at the rest of the year, comment on our two key segments and their outlook.

         I want to spend a fair amount of time today talking you through our strategic plan implementation, which is key to our development over the next 18 months. I will first have Michel take you through our financial results. Michel?

Michel Salbaing: Thanks, Paul. To start, I would like to remind listeners of the following: During the course of our discussion today, we will be making certain forward-looking statements that are subject to various uncertainties and risks that could affect their outcome. These uncertainties and risks are set out in more detail in the invitation you received for this call as well as in our filings with the SEC. We invite you to refer to them in conjunction with this call.

         All forward-looking statements that we will make today are intended to come within the SEC Safe Harbor with respect to such statements. As a result, I'm going to discuss... and are also available on our Website at www.mail-well.com - mail-well with a hyphen.
                    -----------------

         The first thing I want to go through is the fact that during the quarter, we have accounted for the impact of decisions taken in our strategic plan. The most significant has been reporting our Printed Office Products and Label segments as discontinued operations.

         The results of this has been that on the Statement of Operations, these two segments are reported below the line and asset-packed as a one-line item. The sales and all the other items in the Statement of Operations relating to these whole operations, have been removed and therefore, the results for the current year and the comparative results for 2000 have all been adjusted. The total effect of accounting for these discontinued operations has been a loss of $77.6 million.

         We have also taken a restructuring charge in the quarter to cover the shutdown of plants in our Envelope segment and a write-down of some assets held for sale, which impacted operating results by a further $26.5 million before tax. The results of operations, after taking these items into consideration, are a loss for the quarter of $92.5 million or a $1.95 per share.

         As considering the restructuring charge, the one we took this quarter is a first in a series that will be taken as we roll out our strategic actions through the next 12 to 18 months.

         If we look at the operations of all four segments before these charges, we have a net income of $2.3 million, or five cents a share on $571 million of sales, compared to $11 million or 22 cents a share on $603 million of sales in the same quarter of last year.

         On a year-to-date basis, we have $5.7 million of net income or 12 cents a share on a $1.167 billion of sales compared to $29 million of net income or 55 cents a share on approximately the same amount of sales.

         All of these results are in line with guidance we had provided when we discussed the details of our strategic plan; they're even slightly better.

         As in the first quarter, the principle impact of the poor economy has continued to be felt in the Commercial Print sector. Sales there are down almost 10% compared to last year. Return on sales in the Commercial Print sector are at 3.1% compared to 6.5% last year. This is a reflection of the serious price erosion in the market. Our sales are mostly transactional with almost no long-term contract relationships; we're therefore, really acting in a spot market type of environment.

         In the Envelope segment, on the other hand, sales in the quarter compared to last year are essentially unchanged at $210 million, while the return on sales has increased at 10.2% compared to 9.2% last year; undeniably the best results in the industry, with falling prices available for products in the market.

         These results reflect the effectiveness of cost reduction programs that were started with the restructuring we announced last September and other such measures that have been added throughout the year as we progress.
                                       3

         The pro forma EBITDA for the quarter, i.e., for all our operations, was $49 million, compared to $65 million last year for the same period. This was slightly better than expected and with a total EBITDA for the first half of $99 million, we have clearly expected to meet the $200 million full year forecast that we have given to you publicly before.

         We do not plan on referring to these pro forma results much in the future. We will simply refer to them to show you that these projections are still holding throughout the rest of the year. From now on, we will focus on our two strategic segments, those that we remain in, and compare those results with what - with the targets we have given to you in June.

         I now want to talk about an area where we clearly have achieved good results and that has to do with our debt reduction program. During the quarter, we have continued to generate free cash flow from operations. On our stated goal to achieve $100 million of free cash flow for the whole year, we are at $91 million at the end of June.

         We have to date, spent $21 million of capital expenditures out of an earlier stated goal of a maximum of $70 million. Given the reorganization plans that are part of the strategic actions, we expect that this amount will be lowered by some $10 million, i.e., will max out at about $60 million.

         It should be noted that while we have put two of our segments up for sale, we are continuing with capital investments in those areas and in particular, in our Labels segment. With an estimated $100 million to $105 million of EBITDA for the second half, albeit all four segments, some $40 million of interest payments and continued emphasis on managing working capital, we are very confident of reaching our $100 million goal of free cash flow for the year.

         At this time, we feel that the targets we have set for debt reduction by year-end is part of our strategic disposition of the Printed Office Products and Label segments are still achievable. Those targets, as you remember, were part of the presentations we made to you in June. The timing of those reductions will depend on when closings occur and Paul will address this subject in more detail later.

         And now I want to turn to our banking relationship. Obviously, many of the actions we have undertaken and are planning in the restructuring and simplification of the Mail-Well, have necessitated that we discussed with our banking syndicates, modifications to some of the covenants in the present agreements.

         A meeting with all of the members of the group was held on July 19, at which time were presented to them the modifications that were needed to allow the strategic plan to be implemented.

         We also proposed modifications to better protect the lenders, together with an adjustment to the spread. These modifications are being considered by the Bank Group as of - presently and we expect ratification within two weeks. When ratified, the modifications will be made available to you through an 8-K.

         That concludes the remarks that I wanted to make on the financial performance and I'll turn it now back to Paul Reilly.

Paul Reilly:      Thanks, Michel. Let me address three subjects in detail
         today. First, our strategic plan implementation; second, the state of the current operations; and finally, the outlook for the remainder of the year. First, our strategic plan implementation.

         Obviously, this is our most important priority. As we said, when we rolled out the plan in June, we have kept the initiative to a manageable number, leaving sufficient resources to run our day-to-day business.

         There are six teams at work, three in each of the Commercial Print and Envelope segments. We have a seventh team, which is charged with the selling of the operations in the Printed Office Products segment and the Label segment.

         Let me start with this one. We have retained the services of a different investment bank for each of the operations we are selling. This process will be managed - will be a managed auction with a timetable that aims at having these transactions closed by the end of 2001.

         At this time, we are completing all of the offering memorandums and expect the marketing to start in mid-August. In the meantime, we have received over 50 unsolicited expressions of interest from both strategic and financial buyers.

         Obviously, the present economic environment will make the process a little bit more difficult. But as we have said before, these properties have been managed very well, continue to be profitable, and generate sufficient cash flow. Strong sales efforts and cost containment measures have ensured this.

         Also, throughout our strategic planning focus, these operations have done all of the same planning work as our other segments, giving potential buyers good visibility on the units' potential. At this time, we remain confident that we will achieve our financial targets for payment of debt down.

         The segment teams - in the segments, the first team I want to talk about is the Envelope Restructuring Team. As you know, we are planning to close nine plants. We have appointed five full-time people to coordinate these efforts. The first plant to be closed is our Omaha plant. Equipment has already been moved and we expect this to be completed by mid-August. In fact, this plant will be available for sale by the third week of August.

         Another major effort is where we will be moving one of our Chicago facilities into Cleveland. Additionally, we are now planning for the closing of our Allentown plant. Both of these closures are on target, with Allentown to be shutdown by November and the Chicago plant in early 2002.

         Just as important, there is in parallel with the physical moves of the equipment, a customer retention program. We are taking steps so that all of this reorganization will be transparent to our customers and that we will retain all of the businesses we now have with them.

         To date, we have met with those customers that are being affected. We have discussed with them how and where their products will be produced. They have - or we have adopted our plans where customers have found that necessary. At this time, we are on track with our goals to retain 100% of our customers.

         We have four other teams - two in the Commercial Print segment; two in the Envelope segment; and they are addressing a go-to-market and our pricing practices. In both segments, we have found that as part of the predominantly transactional nature of our customer relations, there is a great amount of churn.

         For example, in our Envelope segment, we gain market share every year. We have every year in our history. However, we do this by gaining 13% in customer volume while losing another 10%. The same phenomenon also exists in Commercial Printing.

         The teams are working on reducing this churn while developing strategies to improve our penetration of new market segments that will support our regional strategies in Envelope and Commercial Print.

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         In the pricing area, the teams are putting in best practices designed to make sure that we better identify actual job profitability and market conditions to better ensure proper decisions are being made at our plants.

         In our Commercial Print Group, a team is dedicated to putting in standard production metrics, which will also install best practices. Two plants are presently being used as pilots to test the application of the metrics and just as importantly, to test the corrective measures that need to be taken from these metrics. These metrics are planning to be in use in all of our Commercial Print facilities by year-end.

         The good news is that all of the teams have identified opportunities that detail the expected outcome of their work. In all instances, the goals that they have set are well in excess of those that we have incorporated in the financial models for the coming year. We, therefore, expect that we should continue to improve on those targets that we have shown in our presentations to date.

         Second topic: quarterly results - I can summarize those results by saying that they have come out where we expected them to do so. Overall, we are most pleased about in the continuing generation of cash flow. We have maintained throughout this economic downturn that even with this downturn, that we have the ability to generate cash flow and pay down debt.

         The $91 million achieved to date in payment down of debt is better than we had done last year and makes this year's $100 million target quite achievable. The second element of note is the fact that the Envelope segment has achieved increased profitability quarter over quarter, year over year. It is now at a 10% return on sales, we believe to be the best in the industry.

         This has been done on flat sales, which means that in this segment, we have been able, on the marketing side, to counteract the negative impact of the continuing downturn. And on the cost

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         side, the measures we announced in Q4 are now - of 2000 - are now bearing fruit. We continue to be successfully selecting our expenses and volumes are fluctuating.

         On the Print side, margin erosions have stopped. We find that volume decreases are not as pronounced in Q2 as they were in Q1. This is a reflection of what we now see as a flattening out of the downturn. We have in place cost saving measures that even in a flat volume scenario, should improve our performance in future quarters.

         Finally, in the two segments, which we are exiting, the prolonged and economic downturn is having the expected impact. Again, cost cutting is mitigated in large part, the drop in the volumes we were experiencing.

         Finally, the outlook for the year. When looking at the second half of the year, we are assuming no recovery. By the same token, we are not assuming any further deterioration in the situation, either. We have indications in the Commercial Print group that we will have a good car brochure season. As expected, there are some sell-offs from last year but not a size that would cause any concern.

         In the Envelope segment, we are seeing the Office Product segment strengthening with the other parts of the operation continuing to have sales levels comparable or slightly better than last year. In both of these segment cost cutting efforts will reinforce the bottom line performance.

         Taking into account the environment of the Label and Printed Office Product segments where the flexing of cost is a priority, we see no reason to change the guidance that we gave you all in June. We stated at that time that the second half would mirror the first half and that with some seasonality, the full year would come in between 25 and 30 cents per share, including all companies - both divested companies and non-divested companies. Those numbers are still our best estimate today.

                                      9

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         We will now turn the call over to questions from the audience. Thank you. Sarah?

Operator:         The question and answer session will be conducted
         electronically today. If you do have a question or comment, you may signal us by firmly pressing the star key followed by the number one on your touchtone telephone. All questions will be taken in the order they are received. You will be announced by your name when we are ready for your question. And once again, that's star one if you have a question or a comment. And we will pause for just a moment.

         And our first question today comes from Craig Hoagland with Anderson Hoagland.

Craig Hoagland:   Hi. I have one for Paul and a couple for Michel.

Paul Reilly:      Hi, Craig. How are you doing?

Craig Hoagland:   Good. Michel, I was having a little trouble sorting out
         the - on the pro forma tables, the interest expense. And what I'm trying to understand is if you do get what you're expecting on the asset dispositions, what would you expect the interest expense to be on the remaining two divisions going forward?

Michel Salbaing: We expect that interest to be some - about $50 million on a going year basis.

Craig Hoagland:   Fifty million dollars?

Michel Salbaing:  Fifty million.

Craig Hoagland:   Okay, and that would be after the disposition?

Michel Salbaing:  That would be after the disposition.

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Craig Hoagland:   Okay. And then what was total debt at the end of the quarter?

Michel Salbaing: Total debt at the end of the quarter was $912 million and that, you know, that was on the balance sheet. We had at the end of the first quarter, we had $25 million of off balance sheet debt; the accounts receivable securitization. That is no longer there. So the full debt is what appears now on the balance sheet.

Craig Hoagland:   Okay.

Michel Salbaing: Which means that when you compare to the outstanding at the end of the first quarter, the balance sheet seems to say that debt has gone up. Actually, it's gone down because we've reduced by $25 million the accounts receivable securitization.

Craig Hoagland:   So that off balance sheet component is gone.

Michel Salbaing: Yeah, that's gone. So we have an actual reduction during the quarter of some $7 million of our total long-term debt.

Craig Hoagland:   Okay.

Michel Salbaing:  On and off balance sheet.

Craig Hoagland:   Okay. And then at the time of the restructuring
         announcement, I believe you said that the goal was by year-end
         2001, was a 60% debt-to-cap. And I guess now with the balance sheet, we have a little insight as to what the equity component of that might be at around $300 million.

Michel Salbaing:  Right.

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Craig Hoagland:   Which would imply about $450 million of debt. Is that a
         level you think you'll be able to get to? Or are my numbers off somehow?

Michel Salbaing: No, your numbers are not off. It is approximately that. It will depend what we will be able to do in both our working capital management and our results. So it will be a mixture of all of these things. At this time, we're pretty comfortable that it will be within material range of the 61% that we said it would be.

Craig Hoagland:   Okay, great. And then Paul, the question I have for you is, viz-a-vis Printing and the Internet, you know, we went through a big period of Internet hype where people thought it would have a huge impact on the printing industry and now we've gotten a little distant from that. And I was just wondering if you could comment on what you think the impact has been so far and what you expect it to be looking out a year or two?

Paul Reilly:      As time has gone, we can look at two ends - you know, the
         Internet companies were and continue to be a major purchaser of Print, that is one impact that has gone on. And the other would be a replacement technology. Let me do the latter first.

         We continue to see little or no evidence that anything happening on the Internet is replacing the demand for Print. Conversely, we still see some pockets of where it's helping us.

         On the issue of demand, a little doubt that the general economy over the last two years, as well as the Print economy over the last two years, was assisted by a fairly robust demand by dot com companies buying Print. We had about $15 or $20 million of sales ourselves of which they were seeing little or none. So that business has gone away; we've seen a little bit today.

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         So it's had both an effect of making the economic downturn a little bit more worse than it would have been otherwise, but in the long-term, we see little or no impact on the dot com companies.

Craig Hoagland:   Okay. Thank you.

Paul Reilly:      Thank you, Craig.

Operator:         And our next question today comes from Karl Choi with Merrill
         Lynch.

Karl Choi:        Hi. Good afternoon. And I apologize if you already covered these questions because I came on late.

Paul Reilly:      No problem.

Karl Choi:        But the first one is, given the good job that you did in
         terms of free cash flow generation in the first half, could you update us on if you have a new goal for free cash flow generation for the year; and second, if you could discuss the pricing situation in the industry? I presume it's, you know, it's been a little bit, you know, pretty gloomy out there so I was just wondering what the situation is currently? Thanks.

Michel Salbaing:  The - to answer the - Paul will answer the second question
         - I'll just take care of the first one. Our goal of $100 million free cash flow, one could obviously ask the question, given where we are today, should it be better?

         We think it can, yes. Are we willing to commit to more than that? I think at this point, it's a little too early. But if you go through the equation of saying that we will have say $100 million of EBITDA for the rest of the year, minus about $40 million of interest payments, minus $40 million

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         of cap ex in the second, we have $20 million less to cover tax which, you know, given our performance, is not going to be a great deal of that.

         The one thing I remain a little bit uncertain is the amount of working capital we will have to invest in, particularly in the third quarter where our activity is traditionally higher than all the other quarters and how much we will therefore have to invest in either working process inventory or receivables at year-end - at quarter end and year-end.

         So we have a $20 million swing there. Will we end up the year at $110, rather than $100? Possibly. But, you know, we want to commit - we have committed to $100. But given the performance and given the economic downturn, I think that's, you know, quite an interesting achievement and we'll stick with that. Obviously, if we can do better, a lot of people around here, certainly in my team, are incented to make that number as high as we can.

Paul Reilly:      Pricing - as a preamble - call it - we were obviously in a competitive environment. The transactional nature and the type of jobs we do always make comparison of pricing from one period to another a little bit tricky.

         But with those two caveats behind you, I would say this about our on-going operations. Envelope, we've been able to hold our own. Generally speaking, this year versus last, this year versus last quarter, margins have held nicely. On the Commercial Print side, where there are some error factors relative to mix, the way we do business, we did experience, particularly in the first quarter, a significant amount of pricing pressure.

         As I said in my prepared remarks that seems to have slowed down a bit. We're seeing no deterioration. It seems to have leveled off at where we saw it last quarter. So that is a good sign but clearly year after year, we have seen a deterioration in the Print margins.

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Karl Choi:        Great. That's helpful. Thank you.

Michel Salbaing:  Thank you.

Operator:         And moving on from McMahan Securities, we'll hear from
         Jay Glassman.

Jay Glassman:     Yes, good afternoon. Just a few balance sheet-type
         questions. On the last conference call, you folks said that you expected - you're objective was total asset sales of about $300 million in proceeds after tax and expenses. I was wondering if that was still the case?

         And secondly, regarding the new revolver that I know you're in talks with the banks, based on what you expect, do you think that the size of the facility will be about the same or diminished to any great extent? And will you still be able to pay down convertibles with the proceeds from the facility?

Michel Salbaing: Okay. The first point is that, yes, at this point, at this time, there is no indication that, you know, we will not have proceeds for dispositions north of $300 million. So that's - so we're clear on that.

         As far as a revolver, the - in all the negotiations that we've had with our banks, what we focused on is a period from now until the second quarter of 2002. During that period, we will be making, you know, all of the changes that our strategic plan covers.

         So during that period, we needed to ensure with them that we have the freedom to react to either delays or acceleration or changes in timing of all the actions we were taking. So the modifications really are focused in that area of our strategic plan.

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

         As concerns the redemption of the converts, we have said all along that our existing banking agreement provided for the pay down of - or the retirement of those bonds out of the revolver. It was, therefore, very important for us that that not change in any modification to the banking agreement.

         The modifications that we have proposed and that are under consideration by the bank will ensure that that remains the case. So we will find ourselves in a position where when those bonds come due, we will have the availability of the revolver to pay them down.

Jay Glassman:     Very good. And I assume that the bulk of the $300 million, that you'll be paying that - would be the term loans then?

Michel Salbaing: They will all be assigned to the term loans. That is the commitment that we have made to our bank. And that is the quid pro quo for having the availability of our repaying the converts at the time later on.

Jay Glassman:     Thank you very much.

Michel Salbaing:  Okay.

Operator:         And up next we'll hear from Lavon VonRedden with Hocky
         Capital.

Lavon VonRedden: Yes. I'm a little less familiar I guess with the Mail-Well story. If you could just kind of run through I guess both Envelope and Commercial Printing? Could you talk about what you think the intrinsic, normal economic environment - what the growth rates in those businesses would be?

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Paul Reilly:      Yeah, Lavon; it's pretty easy. On the Envelope side, we've done some detailed studies on that which we did announce on our last conference call. And in that forecast Envelope, we took into account what we would consider fairly conservative assumptions relative to the acceptance rates of automatic bill presentment and payment and postal rate increases.

Lavon VonRedden:  Right.

Paul Reilly:      At the end of the day, and - we see this market still
         growing about a percent a year over the next five to six years. As time goes on and as the assumptions we built into relative to those two assumptions don't seem to be materializing. We're more confident that the numbers are more likely to be higher than that.

         On the Print side, our part of the Print side has traditionally been approximately a GDP-type business. On economic downturns, it takes a different light since advertising dollars, which is very much what we are providing those services to our customers, tends to get cut in downturns which we're now seeing more than the general economy.

         Generally speaking, in downturn, we see that business go down but then it rebounds when the economy does. So - but year after year, on average, it does tend to be a GDP-type business.

Lavon VonRedden: And just so I understand what Commercial Printing is for Mail-Well, could you kind of, I guess, it sounds almost like a high school question, compare and contrast your businesses with, say, some of your competitors. Am I looking primarily at something like a Consolidated Graphics, or are there other portions of other companies that you may be competing with that are public companies that I can kind of get a sense for?

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

         You know are you looking at more smaller plants that are all over the country or bigger plants regionally focused? Just trying to get a real sense as to what Commercial Printing really means for you.

Paul Reilly:      Yeah.  It's fair to say that the Print business being $140 billion and there being, you know, today two handfuls of large public companies operating in that, that none of them really are identically the same. So the caveat I give you is none of us are exactly the same.

Lavon VonRedden:  Okay.

Paul Reilly:      We generally speaking do not compete with people like
         Donnelly or the publication parts of companies like Quebecor but there are parts of Quebecor that we do compete with in their high-end market.

         If you take Consolidated Graphics, it tends to be in a sheet-fed business and their plants tend to be on average a little bit smaller than ours and ours tends to be bigger and have a combination of both sheet-fed and web business. So it's a lot of difference.

         If I could tell you what kind of products - we're the people that do annual reports; we do car brochures; we do product catalogs; we do a variety of things like that. We do the maps that you get when you go to Avis and Hertz. It's all of those general printing things that companies use in their marketing departments. It's what companies like Fidelity do when they send out prospect - not prospectuses but mutual fund information and that sort of thing. Hopefully, I was helpful.

Lavon VonRedden:  That was. Thank you.

Paul Reilly:      Thank you, Lavon.

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Operator:         Moving on we'll hear from Gene Drumm with Vector Group.

Gene Drumm:       Hi. Paul Reilly, please. Paul, hi, this is Gene Drumm
         from Vector Group in Denver.

Paul Reilly:      Hi, Gene.

Gene Drumm:       You know the corporate culture determines how well strategy is implemented and sustained. You've been asking a lot out of your culture. Congratulations on the strategy that you have put in place. But you've gone through growth, consolidation, down-sizing. Maybe in the future, for a quick growth, you're looking at further acquisitions and still acquisitions need to be integrated.

         What are the plans that you have for bringing your people along with you? How is the culture holding up?

Paul Reilly:      That's a good question. First of all, we are getting many, many people involved. We have scores of people involved in both the design of our plan and then hundreds of people involved in implementation. Owning the plan and owning the implementation, we think, is very important.

         On the other hand, we're making lots of changes and we actually have hired a consultant firm, which is an integral part of our implementation plan that is helping us make our employees receptive to change. So we're attacking it from those two angles. And I'll tell you; so far, we are very pleased with the progress we've made.

Gene Drumm:       Thank you.

Paul Reilly:      I would just add to that. We also announced about a year ago, the beginning of Mail-Well University. In all of what we're doing is being done as part of Mail-Well University. So when we

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         do go into the mode of either adding companies or changing companies, we will have internal to Mail-Well the core competencies to put in all of these systems and make these employee changes throughout the company.

Michel Salbaing:  Next question.

Operator:         Up next from Bank of America Securities, we'll hear from
         Larry O.

Larry O:          Yeah, hi. Good afternoon, gentlemen.

Michel Salbaing:  Hi, Larry.

Larry O:          Two quick questions - well two questions anyway. I was
         wondering if you could reconcile how your company intends to reach the $450 debt number from $910 - or $912 rather? And second question, I was wondering if, you know, pro forma of the sale of two of your operations, what percent of your assets are currently pledges collateral to bank debt?

Michel Salbaing: The - I can go through the reconciliation. I hesitate a little bit in doing it because it really needs to tie specifically what we have in our numbers; the proceeds from this disposition. And you'll understand that tactically as we're trying to discuss what we're going to get and we're trying to price these things with our - with the potential buyers we're trying to stay away from doing that.

         That's why we kept at a level of saying they'll be north of $300. Now if it's only $300, you will see that the arithmetic doesn't work so terribly well.

Larry O:          And - it - I'm sorry - a $300 - assuming that the company
         gets $300 million, what kind of purchase multiple would that be in EBITDA terms? Is it roughly three and three quarter times?

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Michel Salbaing:  No. It's more - you know, that is again, the $300 or whatever the number is that we're - that we actually are having as a goal in-house, is more in the area of four. But that's four times net of many expenses, be they investment banker expenses, the various incentive programs that we have fit in for the people to be able to do the best job they can in selling.

         We are talking about also customer incentive for them to stay with us through the process. Of course, you know, the customers are a little worried that our, you know, our change in focus. Also, very importantly, the tax costs of doing many of these transactions. So on the face of it, it looks in the three and a half level but actually the numbers that we're talking to to a buyer would be much higher than that.

Larry O:          Okay. So it would be $910 less, you know, north of $300.
         So there's roughly $160 - another $160 million...?

Michel Salbaing: Yeah. And that's a combination of cash flow, of, you know, better operations, etc., etc. So there's a variety of items in there.

Larry O:          Okay. And - okay. Thanks. And my second question pertained to collateral?

Michel Salbaing:  Could you repeat that question because I didn't...?

Larry O:          Oh, yeah. I - but the question was pro forma to the sale of
         Printed Office Products and Labels - what percent of your Commercial Print and Envelope assets are currently pledged as collateral to banks?

Michel Salbaing:  In effect, all of it...

Larry O:          Oh, all of it? Okay. That answers my question.


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Michel Salbaing:  All right.

Larry O:          Thanks.

Michel Salbaing:  Thank you. Next question.

Operator:         Next we'll hear from Sean Smith with Stifel Nicolaus.

Sean Smith:       My question has been answered. Thanks.

Michel Salbaing:  Thank you, Sean.

Operator:         Thank you. Moving on we'll hear from Jeff Kobylarz with
         Salomon Brothers.

Jeff Kobylarz:    Paul and Michel, I wanted to know what the EBITDA of the
         discontinued operations was in last year's second quarter and first half?

Michel Salbaing: I think I'll have to get back to you on that question. I don't have the number with me. I can tell you that the - it was, for the first half of the year, it was around $70 million, but I don't have offhand the number for last year.

Jeff Kobylarz:    The first half EBITDA for the discontinued operations this year - discontinued was $27.6 million - that's in your press release.

Michel Salbaing:  Right.

Jeff Kobylarz:    And you said it was how much roughly last year?

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Michel Salbaing:  I don't have that number for last year. I'd have to get back to you.

Jeff Kobylarz:    All right.

Michel Salbaing:  I don't have that number offhand.

Jeff Kobylarz:    All right. And Paul, the Commercial Print business, did
         you say you won't see any more sales decline for the third quarter and second half?

Paul Reilly:      That is our assumption at this point. We see signs that
         it's leveling out. And it's fair to say that the second quarter within Commercial Print was a little bit more robust than it was in Q1. And we would expect that to continue.

Jeff Kobylarz:    Okay. And also, did you - I just want to make sure that I
         heard this correctly, that you said that the margin erosion in Commercial Print, that has stopped. So would the second quarter margin then be fair to say that going forward for the second half, we should at least achieve a second quarter margin?

Paul Reilly:      Yes. And we're also working on further operating cost
         reductions that should help that even better.

Jeff Kobylarz:    Okay. Is the - do you think your - is the macro environment for advertising, is it then just flat then year over year or do you think you're doing better than the industry?

Paul Reilly:      Oh, no. The advertising dollars in our business is down
         somewhere about 8% to 9% as we can see. It is significantly below where it was last year.

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Jeff Kobylarz:    Okay. But so the second half, you're going to do better than the market than is what you're saying.

Paul Reilly:      No. My comparison there - that's a good point - my comparison is with the first half versus the second half of this year - or second half versus the first. We were still planning on being below where we were in the latter half of the year 2000. The records point that I would make was relative to the first half.

Jeff Kobylarz:    Okay.

Paul Reilly:      We're looking at it sequentially, not year to year.

Jeff Kobylarz:    I see. Okay. Fine. All right.

Paul Reilly:      The EBITDA number for discontinued operations last year was approximately $33 million.

Jeff Kobylarz:    Thirty-three?

Paul Reilly:      Yeah, compared to the $27 this year.

Jeff Kobylarz:    Right. All right. Thanks very much.

Michel Salbaing:  Next question.

Operator:         Up next from Invesco we have Oliver Boulind.

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Oliver Boulind:   Hi. Michel, I have hopefully - well, a somewhat complicated question. I was wondering if you could just talk about liquidity under the revolver? And I know, you know, you explained how you already had a bank meeting.

         But just maybe in terms of just starting like as you would put in a Q, what your availability would have been and sort of going forward, what you're looking for on a new facility, given that the company will be smaller? And, you know, obviously, with a different set of assets and cash flow and things like that, just sort of where you are and where you want to be in that process?

Michel Salbaing: Apart from the fact that we're in the process of getting approved and therefore, that leads me to be a little hesitant about saying that we're sure of exactly where we are. That would be pre-judging, although we're very hopeful that that's a very positive answer, be pre-judging of that positive answer from everybody.

         But something like - what we have attempted to do as far as a revolver is to put off any permanent decision as to the change in the level of revolver. And to achieve this, in effect, we have gone through the process of making sure that any of the models that we prepare - we have enough availability for many of the scenarios that are likely to happen.

         And to be able to circumscribe that because it's, you know, by the time you get everything has been sold and what are the assets left, it's a little bit difficult. We are looking at the concept of a borrowing base. We would be using a standard borrowing base approach to verify the availability of the otherwise unchanged size of the revolver.

         And that satisfies I think both the lenders and ourselves from our models, any borrowing base will give us access to the full amount of the revolver. And the lenders say, well, you know, if their models don't come to pass, then the revolver will be adjusted accordingly. So that's the process we've decided to go through.

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Oliver Boulind:   So it would be less cash flow based and more sort of current asset based?

Michel Salbaing:  It would be a combination of both.

Oliver Boulind:   Okay.

Michel Salbaing: You know as we're going through the process, we need more room on our leverage base, you know, or cash flow base because there's a lot of variability in there. But as we go - we have done all of our changes; then we want to have the test being covered by both cash flow and assets.

Oliver Boulind:   Sort of related to that and forgetting about the
         discontinued business for a second, are the two remaining operations
         - like how seasonal are they? And do they - and if they are seasonal, do they move seasonally together or are they offsetting each other? Or how do you - just what's the profile of Envelopes and the Commercial Printing?

Paul Reilly:      They do not move in tandem. Let me take you through
         Commercial Printing. Commercial Printing tends to have two strong seasons - the first and the third. In the first we are doing annual reports and the third we are doing new car brochures. The weakest quarter for Commercial Printing historically is the second quarter.

         On the Envelope side, it's a little bit different. The stronger quarters there are the first and the third - or the first and the fourth, excuse me; with their weakest also being the second. So they move differently.

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         The seasonal change in the Envelope tends to be plus or minus 3%
         versus those quarters when they do move on a seasonal basis, and they're much more dramatic on the Commercial Print side.
         Historically, if you look, we report significant increases in first and third quarter.

Oliver Boulind:   Okay. So when you say strong, you mean strong sort of
         income statement wise but also using cash because you're sort of buying, you know, paper and what not?

Paul Reilly:      That's actually - I mean the cash side works a little bit
         differently. On the Commercial Print side, and in the first quarter and the third quarter, they tend to be a user of cash because a great deal of that work if you think about it is actually getting billed in the last two to three weeks. So much of that cash generated in that business ends up in receivables.

         And Q2 tends to be the period where we collect the first quarter receivables and Q4 is when we collect the third quarter receivables. So the cash number is actually entirely different than the operating and sales numbers.

Oliver Boulind:   Okay. Just to go back to - for the balance of this year, you should be free cash flow positive I guess is what you're saying because you're at $91 million now; $100 million was the target. And so sort of bank negotiations aside, you probably won't be drawing on them anyway. Is that sort of generally...?

Michel Salbaing: You could say that. The only caveat I would put in is that because we no longer have in place an accounts receivable securitization; we're drawing it slightly but, you know, we're not with that, no, I would agree with you, we're not drawing.

Oliver Boulind:   That actually raises an interesting question. Why did you
         end the receivables facility?

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Michel Salbaing:  Again, it was a matter of, you know, allowing the bank comfort that through the uncertain periods for them - from their point of view, of the implementation or strategic plan, they did not want to see, you know, assets being pledged or having a position - a preferential position to their own position somewhere else.

         And so the compromise there was, hey look, anyway that item is, you know, not necessary and we have the room elsewhere. So let's leave all of that security for our bank lenders and let's discontinue the asset securitization.

Oliver Boulind:   Okay.

Michel Salbaing: And I think it's important to note that we have a significant amount of unused availability now and expected. And it just was not an issue for us.

Oliver Boulind:   Okay, thank you.

Operator:         And our final question today comes from Brad Evans with High
         Rock Capital.

Brad Evans:       Gentlemen, good afternoon. My first question is have you
         given guidance for the depreciation and amortization for fiscal year '02 at this point?

Michel Salbaing:  In truth, no. But - no we have not.

Brad Evans:       Would you care to take a stab at it?

Michel Salbaing: No. We will - I will make sure that what is available on our Web that addresses that. And I'd rather - we have made it a policy that we would not promise things we can't achieve

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         and we will, therefore, want to make absolutely sure that what I give you is useful in any modeling you do, rather than give you a stab and then that comes up - doesn't come up.

Brad Evans:       The interest expense you gave us for - did you say $60
         million or $50 million?

Michel Salbaing:  Five zero.

Brad Evans:       Five zero. And does that take in - and that's for '02?

Michel Salbaing:  Correct.

Brad Evans:       And does that take into consideration - that does take into consideration I'm assuming the debt pay down, yes?

Michel Salbaing:  Yes.

Brad Evans:       Okay.

Michel Salbaing: It will be - that's the outside amount and that is taking into account that, you know, the all of the dispositions might not have occurred by year-end. You know, that's the uncertain part of it. So we can't vouch for when it's going to be done. We're very confident it'll be done by Q2 of '02 but will it be absolutely done closed/paid and therefore, get paid down by December 31st? You know, I'm being a little cautious there.

Brad Evans:       Very good. And I guess, you know, looking at historical
         profitability levels on an EBIT margin basis, you know, in the high single digit range, I mean is it - as you look out to '01 or '02 at this point, is there anything structurally that prevents you from getting back to those levels towards the back half of the year at the very least?

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Michel Salbaing:  Structurally, no. We have to do with the market. I mean we are at 10% today in our Envelope business, which represents half of our business and that is a business where prices are really tough out there. I mean it's not because, you know, our increase in profitability really comes from changes in our cost structure, which will remain as the market. And therefore, the margins improve slightly.

         And in the Print market, it really is all price-driven. You can do just so much in bringing down costs when the prices in the market are not available. So as they turn around, they will go back up to the traditional 7%, 8%, 9%. And, you know, so at that point, yes; double-digit is, you know, is possible.

Brad Evans:       Okay. Thank you very much.

Michel Salbaing:  All right.

Operator:         And Mr. Reilly, we have no further questions at this time
         and I am pleased to turn the conference back over to you, sir.

Paul Reilly:      Okay. Thank you all. Thank you for your time. We are working on our strategic plan. We are on target, slightly ahead. And we welcome to talk to you again a quarter from now after we'll be announcing our then third quarter earnings. Thank you all and have a great day.

Operator:         And that concludes today's teleconference. Thank you for
         your participation.

                                      END


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